Yuma Energy, Inc.	Exhibit 99.1

NEWS RELEASE

Yuma Energy, Inc. Announces the Sale of Certain
Non-Core Oil and Gas Properties for $5.5 Million and the Reaffirmation of the Company’s Borrowing Base under its Credit Facility

HOUSTON, TX – (PR Newswire – May 23, 2017) – Yuma Energy, Inc. (NYSE MKT: YUMA) (the “Company” or “Yuma”) today announced that it has sold certain oil and gas properties for $5.5 million located in Brazos County, Texas held by a wholly owned subsidiary and known as the El Halcón property. Yuma’s El Halcón property consisted of an average working interest of approximately 10% (1,557 net acres) producing approximately 140 Boe/d net from 50 Eagle Ford wells and one Austin Chalk well.

Yuma also announced that on May 19, 2017 the lenders under its bank credit facility reaffirmed the Company’s borrowing base of $44.0 million. Upon closing of the sale of the El Halcón property, the borrowing base was adjusted for the sale to $40.5 million. The next scheduled redetermination date under the credit facility will be September 15, 2017.

Sam L. Banks, Chief Executive Officer of the Company, commented, “The sale of the El Halcón oil and gas properties furthers our strategy of selling certain non-core assets, reducing our debt, improving our balance sheet and focusing our resources on our newly acquired Permian Basin acreage. We also consider the reaffirmation of our borrowing base by our lenders to be a positive step forward for our Company.”

About Yuma Energy, Inc.

Yuma Energy, Inc., a Delaware corporation, is an independent Houston-based exploration and production company focused on acquiring, developing and exploring for conventional and unconventional oil and natural gas resources, primarily in the U.S. Gulf Coast, the Permian Basin of west Texas, and California. Yuma has employed a 3-D seismic-based strategy to build an inventory of development and exploration prospects. Yuma’s operations are currently focused on onshore properties located in southern Texas, and the Permian Basin of west Texas. In addition, Yuma has a non-operated position in the Bakken Shale in North Dakota and operated positions in Kern and Santa Barbara Counties in California. Yuma’s common stock is traded on the NYSE MKT under the trading symbol “YUMA.” For more information about Yuma Energy, Inc., please visit our website at www.yumaenergyinc.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements include statements about future operations, and estimates of reserve and production volumes. Forward-looking statements are based on current expectations and assumptions and analyses made by Yuma in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform with expectations is subject to a number of risks and uncertainties, including but not limited to: the risks of the oil and natural gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas); risks and uncertainties involving geology of oil and natural gas deposits; the uncertainty of reserve estimates; revisions to reserve estimates as a result of changes in commodity prices; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; further declines in oil and natural gas prices; inability of management to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change.  Yuma’s annual report on Form 10-K for the year ended December 31, 2016, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. Yuma undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

For more information, please contact:

James J. Jacobs
Executive Vice President, Treasurer and CFO
Yuma Energy, Inc.
1177 West Loop South, Suite 1825
Houston, TX 77027
Telephone: (713) 968-7000